Exhibit 99.7

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

Contact:	Paul Dingsdale, Director of Communications, Unified Grocers
(323) 881-4150; (626) 394-4738 pdingsdale@unifiedgrocers.com

West’s #1 Wholesaler Unified Grocers Will Be Primary Supplier As Haggen Enters CA, NV & AZ Markets With Acquisition of Albertsons/Safeway Stores

•	Unified Refinances Debt To Fund Growth Plans

(Commerce, Calif.) — Unified Grocers, Inc., the largest wholesale grocery distributor in the western United States, announced today that it will be the primary and preferred supplier for all of Haggen’s newly acquired stores in California, Nevada and Arizona and will be a substantial supplier for the Oregon and Washington stores. Additionally, Unified’s Market Centre subsidiary will supply specialty products for all the acquired stores. This agreement represents about $750 million in annual new business. The company also announced today that it has successfully completed a refinancing of its credit facilities to provide greater flexibility to finance its growth plans and lower its ongoing interest costs.

The announcement of the agreement with Haggen follows the news that the Pacific Northwest-based retailer has entered into an agreement to acquire 146 stores as part of the divestment process brought about by the Federal Trade Commission’s (FTC) review of the Albertson’s LLC and Safeway merger.

“This is an exciting opportunity for Unified to partner with a flourishing, dynamic member of the Unified cooperative, build on our already strong relationship and help Haggen grow its business,” said Unified President and Chief Executive Officer Bob Ling. “It’s great news for consumers, creating additional choice in the marketplace, and puts Unified in position to add significant business to the cooperative. The agreement will enable us to lower our costs of operation as the company benefits from economies of scale and ultimately provide better pricing for all our customers.”

“Everything we do is designed to strengthen the trust and confidence our owners place in us every day, and the best way to accomplish that is to grow the business,” Ling added. “The fact we were able to agree to a deal of this size and scope demonstrates the company’s strong fundamentals, flexibility and agility.”

With this acquisition, which remains subject to FTC approval, Haggen will expand from 18 stores with 16 pharmacies to 164 stores with 106 pharmacies; from 2,000 employees to more than 10,000 employees; and from a Pacific Northwest company with locations in Oregon and Washington to a major regional grocery chain with locations in Washington, Oregon, California, Nevada and Arizona. The conversion to Haggen store management will commence early February 2015 and continue throughout the first half of the year.

“Haggen was born and raised in the Pacific Northwest. Over the past 80 years we’ve grown to become one of the region’s leading grocery chains,” said Bill Shaner, the newly hired CEO, Pacific Southwest, Haggen, Inc. “This is a great opportunity to not only grow our presence in our home region but to take the Haggen commitment to quality and in-store guest experience to shoppers in the vibrant California, Nevada and Arizona marketplaces. In partnership with Unified — the West’s largest wholesale grocery cooperative — we will continue to focus on something that has been central to our business all along: buying locally.”

Haggen has been majority owned by Comvest Partners since 2011.

Debt Refinance

Unified also announced today that it has successfully completed a refinancing of its credit facilities with an agreement that runs through June 2018.

The refinancing included paying off the company’s John Hancock notes and financing all real estate holdings on a term loan with its bank group. The company also paid a make-whole amount of approximately $3 million, which it expects to be largely offset by reduced interest costs in the next year.

The company expects that the refinancing will provide more flexibility and capacity to finance its growth plans, including the expanded supply agreement with Haggen.

“We are confident this refinancing will provide the foundation to execute on our ambitious growth plans for the years ahead and we appreciate the support received from Wells Fargo and the rest of our lending group,” said Ling.

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About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery co-operative that supplies independent retailers throughout the western United States. Unified, which generated approximately $3.8 billion in sales during fiscal 2014, offers independent retailers the resources they need to compete in the supermarket industry.

For more information about Unified Grocers, visit: unifiedgrocers.com.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.